Exhibit (d)(173)
AMENDMENT TO
JANUS INVESTMENT FUND
INVESTMENT ADVISORY AGREEMENT
JANUS GROWTH AND INCOME FUND
     THIS AMENDMENT is made this 24th day of June, 2010, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).
WITNESSETH
     WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Janus Growth and Income Fund (the “Fund”), dated July 1, 2004, as amended (the “Agreement”);
     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;
     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of any party to the Agreement, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);
     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows, effective on January 28, 2011 upon consummation of the merger of Janus Research Core Fund into the Fund:
     1. Sections 5 of the Agreement shall be deleted in their entirety and replaced with the following:
     “5. Compensation. The Trust shall pay to JCM for its services pursuant to this Agreement a fee, calculated and payable for each day that this Agreement is in effect, of 1/365 of 0.60% of the daily closing net asset value of the Fund (1/366 of 0.60% of the daily closing net asset value of the Fund in a leap year). The fee shall be paid monthly.”

     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.
     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written with effectiveness as noted in this Amendment.

JANUS CAPITAL MANAGEMENT LLC
By:	/s/ Heidi Hardin
Heidi W. Hardin
Senior Vice President, Secretary and Assistant General Counsel

JANUS INVESTMENT FUND
By:	/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton
Vice President, Legal Counsel and Secretary